Exhibit 23.1

Consent of Registered Certified Public Accountants

To: Coach Industries Group, Inc.

As independent registered certified public accountants, we consent to the use in this Annual Report on Form 10-KSB of Coach Industries Group, Inc. of our report dated March 29, 2005, relating to the consolidated financial statements of Coach Industries Group, Inc. and its subsidiaries, which appear in such Annual Report.

/s/ JEWETT, SCHWARTZ & ASSOCIATES
JEWETT, SCHWARTZ & ASSOCIATES

Hollywood, Florida February 21, 2006